Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2013 Financial Results

LEAWOOD, KANSAS, USA - July 23, 2013 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2013 financial results.

Euronet reports the following consolidated results for the second quarter 2013 compared with the same period of 2012:

•	Revenues of $341.5 million, a 13% increase from $302.4 million (13% increase on a constant currency(1) basis).

•	Operating income of $27.8 million, a 40% increase from $19.9 million (38% increase on a constant currency basis).

•	Adjusted EBITDA(2) of $47.7 million, a 22% increase from $39.0 million (21% increase on a constant currency basis).

•	Net income attributable to Euronet of $18.1 million or $0.35 diluted earnings per share, compared with net income of $5.7 million or $0.11 diluted earnings per share.

•	Adjusted cash earnings per share(3) of $0.48, a 23% increase from $0.39.

•	Transactions of 587 million, a 3% increase from 570 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"Overall, this was another exceptional quarter for our business with 23% year-over-year growth in cash earnings per share for the second quarter," stated Michael J. Brown, Chairman and Chief Executive Officer. "All three segments contributed to our double-digit growth in consolidated revenue, adjusted EBITDA and operating income. EFT and Money Transfer growth remained strong, driven by network expansion and increased demand for value added products. epay continued its improvement, led by increased sales of non-mobile products and prepaid mobile growth in the U.S. With tailwinds in all three segments, we are well positioned to continue this strong momentum into the second half of the year."

Segment and Other Results
The EFT Processing Segment reports the following results for the second quarter 2013 compared with the same period of 2012:

•	Revenues of $72.2 million, a 24% increase from $58.3 million (23% increase on a constant currency basis).

•	Operating income of $15.0 million, a 46% increase from $10.3 million (43% increase on a constant currency basis).

•	Adjusted EBITDA of $22.7 million, a 37% increase from $16.6 million (34% increase on a constant currency basis).

•	Transactions of 296 million, a 2% increase from 291 million.

•	Operated 17,242 ATMs as of June 30, 2013, a 1% increase from 17,048.

Revenue, operating income and adjusted EBITDA growth in the quarter was the result of an increase in sales of value added products, improved performance from brown label ATMs in India and ATM network expansion.

Transactions grew 2%, led by growth in Serbia, Euronet Middle East, Pakistan, Romania and Poland. ATM growth of 1% was primarily attributable to expansion in Poland, Euronet Middle East and China. Partially offsetting transaction and ATM growth were declines stemming from the previously announced contract termination by a government bank in India, which represented a substantial number of ATMs and transactions, but produced minimal revenue or operating profit. Excluding the impact of the contract termination in India, transaction and ATM growth would have been 9% and 11%, respectively.

Revenue grew more than transactions and ATMs after adjusting for the lost contract described above due to the growth in sales of value added products, improved rates on the Indian brown label ATMs and the January 2013 acquisition of Pure Commerce. Adjusted EBITDA and operating income growth exceeded revenue growth as a result of leverage obtained from the business.

The epay Segment reports the following results for the second quarter 2013 compared with the same period of 2012:

•	Revenues of $176.6 million, a 6% increase from $166.7 million (6% increase on a constant currency basis).

•	Operating income of $12.4 million, a 23% increase from $10.1 million (23% increase on a constant currency basis).

•	Adjusted EBITDA of $16.3 million, a 7% increase from $15.3 million (7% increase on a constant currency basis).

•	Transactions of 282 million, a 4% increase from 272 million.

•	Point of sale ("POS") terminals of approximately 689,000 as of June 30, 2013, a 12% increase from approximately 617,000.

•	Retailer locations of approximately 348,000 as of June 30, 2013, a 17% increase from approximately 297,000.

Revenue, operating income and adjusted EBITDA expansion in the quarter resulted from growth of non-mobile product sales, particularly in Germany, increased prepaid mobile sales in the U.S. and the November 2012 acquisition of ezi-pay in New Zealand. Partially offsetting this growth were declines in Australia as well as start-up expenses in Russia and Turkey. The increase in operating income also reflects the benefit of lower intangible expense in Spain, Brazil and Germany due to the net book value of certain intangible assets in those countries being fully amortized; excluding these benefits, operating income growth was consistent with revenue and adjusted EBITDA growth.

The Money Transfer Segment reports the following results for the second quarter 2013 compared with the same period of 2012:

•	Revenues of $93.4 million, a 21% increase from $77.5 million (20% increase on a constant currency basis).

•	Operating income of $8.8 million, a 31% increase from $6.7 million (30% increase on a constant currency basis).

•	Adjusted EBITDA of $13.3 million, an 18% increase from $11.3 million (17% increase on a constant currency basis).

•	Total transactions of 8.9 million, a 20% increase from 7.4 million.

•	Network locations of approximately 204,000 as of June 30, 2013, a 29% increase from approximately 158,000.

Revenue, adjusted EBITDA and operating income growth in the quarter was driven by a 20% increase in total transactions. Transaction growth was attributable to continued sales successes, economic recovery in certain markets and expansion of the network, which grew 29% over the same quarter last year. Money transfer transactions increased 22%. U.S.-initiated transfers increased 26% year-over-year, including a 27% increase in transfers to Mexico. Non-U.S. initiated transfers increased 15%.

Corporate and Other reports $8.4 million of expense for the second quarter 2013 compared with $7.2 million for the second quarter 2012. The increase in Corporate expense is primarily attributable to long-term stock-based incentive compensation expense related to improved Company performance.

Balance Sheet and Financial Position
Unrestricted cash on hand was $189.9 million as of June 30, 2013, compared to $161.5 million as of March 31, 2013. Cash increased primarily as a result of cash flows generated from operations. Total indebtedness was $295.5 million as of June 30, 2013, compared to $291.1 million as of March 31, 2013.

Guidance
The Company currently expects adjusted cash earnings per share for the third quarter 2013, assuming foreign currency exchange rates remain stable through the end of the quarter, to be approximately $0.54. This strong adjusted cash earnings per share guidance reflects developments in the business, which now produces seasonally higher third quarter results more consistent with the Company's historically higher fourth quarter earnings.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency, Adjusted EBITDA and adjusted cash earnings per share financial measures. These measures should be used in addition to, and not a substitute for, net income, operating income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Constant currency measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2)Adjusted EBITDA is defined as net income excluding income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses under U.S. GAAP.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) goodwill impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share. Adjusted cash earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 24, 2013, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products.

Euronet's global payment network is extensive - including 17,242 ATMs, approximately 67,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 43 countries; card software solutions; a prepaid processing network of approximately 689,000 POS terminals at approximately 348,000 retailer locations in 35 countries; and a consumer-to-consumer money transfer network of approximately 204,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 52 worldwide offices, Euronet serves clients in approximately 155 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company's products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company's relationship with, or in fees charged by, the Company's business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2013	2012

Revenues	$341.5	$302.4

Operating expenses:
Direct operating costs	214.3	192.6
Salaries and benefits	51.8	44.9
Selling, general and administrative	31.4	28.9
Depreciation and amortization	16.2	16.1
Total operating expenses	313.7	282.5
Operating income	27.8	19.9

Other income (expense):
Interest income	0.4	1.3
Interest expense	(2.5)	(5.6)
Income from unconsolidated affiliates	0.1	0.3
Other expense, net	(0.4)	(0.2)
Foreign exchange gain (loss), net	1.5	(4.8)
Total other expense, net	(0.9)	(9.0)
Income before income taxes	26.9	10.9

Income tax expense	(8.7)	(5.2)

Net income	18.2	5.7
Net income attributable to noncontrolling interests	(0.1)	—
Net income attributable to Euronet Worldwide, Inc.	$18.1	$5.7

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$0.35	$0.11

Diluted weighted average shares outstanding	51,517,640	51,671,501

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2013	December 31,
	(unaudited)	2012

ASSETS
Current assets:
Cash and cash equivalents	$189.9	$201.4
Restricted cash	58.4	71.7
Inventory - PINs and other	83.7	101.2
Trade accounts receivable, net	325.5	370.8
Other current assets, net	78.8	68.1

Total current assets	736.3	813.2

Property and equipment, net	107.3	115.5
Goodwill and acquired intangible assets, net	594.8	565.2
Other assets, net	53.8	57.6

Total assets	$1,492.2	$1,551.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$623.2	$686.7
Short-term debt obligations	10.8	10.0

Total current liabilities	634.0	696.7

Debt obligations, net of current portion	280.7	286.7
Capital lease obligations, net of current portion	4.0	4.6
Deferred income taxes	21.0	22.0
Other long-term liabilities	14.8	14.9

Total liabilities	954.5	1,024.9

Equity	537.7	526.6

Total liabilities and equity	$1,492.2	$1,551.5

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2013

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$18.2

Add: Income tax expense					8.7
Add: Total other expense, net					0.9

Operating income (expense)	$15.0	$12.4	$8.8	$(8.4)	27.8

Add: Depreciation and amortization	7.7	3.9	4.5	0.1	16.2
Add: Share-based compensation	—	—	—	3.7	3.7

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$22.7	$16.3	$13.3	$(4.6)	$47.7

	Three months ended June 30, 2012

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$5.7

Add: Income tax expense					5.2
Add: Total other expense, net					9.0

Operating income (expense)	$10.3	$10.1	$6.7	$(7.2)	19.9

Add: Depreciation and amortization	6.3	5.1	4.6	0.1	16.1
Add: Share-based compensation	—	0.1	—	2.9	3.0

Earnings (expense) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA) (1)	$16.6	$15.3	$11.3	$(4.2)	$39.0

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income and operating income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2013	2012

Net income attributable to Euronet Worldwide, Inc.	$18.1	$5.7
Foreign exchange (gain) loss, net of tax	(1.4)	4.6
Intangible asset amortization, net of tax	4.5	4.6
Share-based compensation, net of tax	3.5	2.9
Non-cash 3.5% convertible debt accretion interest, net of tax	—	2.0
Non-cash GAAP tax expense	0.3	0.4

Adjusted cash earnings(2)	$25.0	$20.2

Adjusted cash earnings per share - diluted(2)	$0.48	$0.39

Diluted weighted average shares outstanding	51,517,640	51,671,501

Effect of assumed conversion of convertible debentures(1)	88,587	—
Effect of unrecognized share-based compensation on diluted shares outstanding	688,998	701,800
Adjusted diluted weighted average shares outstanding	52,295,225	52,373,301

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, it was dilutive to the Company's adjusted cash earnings per share for the three months ended June 30, 2013. Accordingly, the interest cost is excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.